Exhibit 99.1
Press Release Dated July 29, 2008

NEWS RELEASE
July 29, 2008

Farmers Capital Bank Corporation Announces Quarterly Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced yesterday that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.33 per share. This represents an annualized yield of 4.7% based on the closing price of $28.19 on July 28, 2008. The dividend is payable on October 1, 2008 to shareholders of record at the close of business on September 1, 2008. The Company currently has approximately 7.3 million shares outstanding.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.